Exhibit 99.1

Keysight Technologies Announces New Board Member

Appoints Joanne B. Olsen as a director effective immediately

SANTA ROSA, Calif., May 24, 2019 - Keysight Technologies, Inc. (NYSE: KEYS), a leading technology company that helps enterprises, service providers and governments accelerate innovation to connect and secure the world, today announced that on May 23, 2019, the Board of Directors (the “Board”) appointed Joanne B. Olsen as a director, effective immediately.
“We are delighted to welcome Joanne to Keysight’s Board. She has a proven track record of execution in the technology industry. Joanne also shares our commitment to operational best practices and delivering greater value to our customers, shareholders, and employees,” stated Ron Nersesian, president and CEO of Keysight. “We look forward to integrating her perspective and her contributions into the successful execution of our strategic plan.”
Ms. Olsen most recently served as Executive Vice President of Global Cloud Services and Support of Oracle Corporation until her retirement in 2017. In that role, she drove Oracle’s cloud transformation services and support strategy, partnering with leaders across all business units. She previously served as Senior Vice President and leader of Oracle's applications sales, alliances and consulting organizations in North America. Ms. Olsen began her career with IBM, where, over the course of more than three decades, she held a variety of executive management positions across sales, global financing and hardware.
Ms. Olsen received a B.A. in Mathematics and Economics from East Stroudsburg University. Ms. Olsen currently serves as a director on the public boards of Ciena Corporation and Teradata Corporation.

About Keysight Technologies
Keysight Technologies, Inc. (NYSE: KEYS) is a leading technology company that helps enterprises, service providers, and governments accelerate innovation to connect and secure the world. Keysight's solutions optimize networks and bring electronic products to market faster and at a lower cost with offerings from design simulation, to prototype validation, to manufacturing test, to optimization in networks and cloud environments. Customers span the worldwide communications ecosystem, aerospace and defense, automotive, energy, semiconductor and general electronics end markets. Keysight generated revenues of $3.9B in fiscal year 2018. More information is available at www.keysight.com.

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KEYSIGHT TECHNOLOGIES CONTACTS:
EDITORIAL CONTACT:
Denise Idone
+ 1 631-849-3500
denise.idone@keysight.com
INVESTOR CONTACT:
Jason Kary
+1 707-577-6916
jason.kary@keysight.com

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